Exhibit 10.1

SECOND AMENDMENT TO THE

PROFIT PARTICIPATION PLAN OF

MOODY’S CORPORATION

The Profit Participation Plan of Moody’s Corporation (as amended and restated as of January 1, 2014) is hereby amended, effective as of the date this Second Amendment is adopted, to add the following new Appendix B:

APPENDIX B

TREATMENT OF GGY EMPLOYEES

The following provisions shall apply to GGY Eligible Participants (as defined below):

1. Application of Plan Provisions to GGY Eligible Participants. Except as specifically noted herein, all provisions of the Plan shall apply to Eligible Employees who were employed under the GGY payroll as of the day before they transfer to the Moody’s payroll (“GGY Eligible Employees”).

2. Participating Contributions and Investment Plan Contributions. GGY Eligible Employees shall be eligible to make Participating Contributions and Investment Plan Contributions under the Plan commencing with the first payroll after they become Eligible Employees (the “Eligibility Date”).

3. Special Contributions for 2016. Effective as of March 1, 2016, each GGY Eligible Employee shall be eligible to receive Company contributions pursuant to Section 4.2 of the Plan, based on their Compensation earned on and after such date, subject to the GGY Eligible Employee’s continued employment through the Eligibility Date. Such contributions shall be made by the Company no later than as soon as reasonably practicable following the Eligibility Date.

4. Vesting Service. For purposes of the Plan, each GGY Eligible Employee’s Vesting Service shall include the period from the GGY Eligible Employee’s most recent hire date with GGY through the Eligibility Date (in addition to service thereafter determined in accordance with the terms of the Plan).